Exhibit 99.1

Press RELEASE

GMH Communities Trust

10 Campus Boulevard

Newtown Square, PA  19073

FOR IMMEDIATE RELEASE

GMH Communities Trust Announces 2006

Fourth Quarter and Year-End Results

Reports No Material Weaknesses in Internal Control Over Financial Reporting

As of Year-End

Announces 2007 First Quarter Dividend

NEWTOWN SQUARE, PA, March 14, 2007 — GMH Communities Trust (NYSE:GCT), one of the leading providers of housing, lifestyle and community solutions for college students and members of the U.S. military and their families, today reported results for fourth quarter and year ended December 31, 2006.

Results of Operations

The Company reported a net loss for the fourth quarter ended December 31, 2006 of $1.3 million, or ($0.03) per diluted share, on total revenues of approximately $81.4 million, as compared to net income of $3.8 million for the fourth quarter of 2005, or $0.10 per diluted share, on total revenues of $68.4 million. Funds from operations (FFO) for the fourth quarter of 2006 were $9.8 million, or $0.13 per diluted share, compared to $16.4 million, or $0.22 per diluted share, in the fourth quarter of 2005.  Net income and FFO for the fourth quarter were negatively impacted by (i) approximately $1.1 million of costs, or approximately $0.02 per diluted share, associated with activities of the Company’s Special Committee, which was dissolved in December 2006, (ii) the write-off of approximately $1.1 million of deferred charges relating to the termination of the Company’s line of credit with Bank of America, representing approximately $0.02 per diluted share, and (iii) amortization of approximately $1.7 million of deferred costs relating to the Company’s new line of credit with Wachovia Bank, representing approximately $0.02 per diluted share. The Company had 73,129,171 weighted-average diluted common shares and units of limited partnership interests outstanding for the 2006 fourth quarter.

For the year ended December 31, 2006, the Company reported a net loss of $5.0 million, or ($0.12) per diluted share, on total revenues of $293.1 million, as compared to net income of $6.1 million, or $0.18 earnings per diluted share, on total revenues of approximately $224.2 million for the full year 2005.  FFO for the year ended December 31, 2006 was $34.1 million, or $0.47 per diluted share, compared with $45.3 million, or $0.69 per diluted share, for the full year 2005.   Net income and FFO for the year ended December 31, 2006 were negatively impacted by (i) $7.8 million in charges associated with the Company’s Audit Committee investigation and Special Committee activities, or $0.11 per diluted share, (ii) the write-off of approximately $1.1 million of deferred charges relating to the termination of the Company’s line of credit with Bank of America, representing approximately $0.02 per diluted share, and (iii) amortization of approximately $1.7 million of deferred costs relating to the Company’s new line of credit with Wachovia Bank, representing approximately $0.02 per diluted share. The Company had 73,344,995 weighted-average diluted common shares and units of limited partnership interest outstanding for the year ended December 31, 2006.

Reconciliations of FFO to net income (loss) and FFO per diluted share to earnings (loss) per diluted share, the most directly comparable GAAP measures, are included in a schedule accompanying this press release.

Update on Strategic Initiatives Plan

In December 2006, the Company announced that it would implement in early 2007 several strategic initiatives designed to improve operating performance within the student housing segment, strengthen the Company’s balance sheet and increase core asset value. As part of these initiatives, the Company indicated that it would seek to identify currently-owned student housing properties that may be refinanced, sold and/or placed into a joint venture in order to raise proceeds to repay indebtedness under our current line of credit.

“We are pleased to report that we are successfully executing upon this strategy and recently completed the refinancing portion of our plan,” commented Gary M. Holloway, Sr., the Company’s Chairman, Chief Executive Officer and President. “Through the refinancing of four of our student housing properties, we were able to realize $73.6 million in net proceeds that were used to repay outstanding borrowings under our line of credit, reducing our line balance from approximately $211 million to $138 million. In addition, we are moving ahead with our remaining joint venture and sale initiatives, and currently have letters of intent with third parties covering an aggregate of 13 student housing properties, which we expect to complete during the second quarter of 2007.” Mr. Holloway added, “I am extremely proud of the efforts put forth by our management team toward delivering upon our strategy so quickly and effectively. As a result of their diligent work, we expect to obtain sufficient proceeds to repay the remaining balance of our line before its initial maturity date on June 1, 2007.”

Student Housing Same Store Results

Within the Company’s student housing portfolio, there were 54 properties that the Company owned during the three months ended December 31, 2006 and December 31, 2005, and 30 properties that the Company owned during the twelve months ended December 31, 2006 and December 31, 2005.  These properties are referred to as “same store properties” for the respective periods.

Revenues for the same store properties for the three months ended December 31, 2006 decreased by 0.9% when compared to the comparable 2005 period, and 2.4% when compared to the year-ended December 31, 2006.

During the fourth quarter of 2006, student housing revenues were adversely affected by eight of these same store properties, which we refer to as our “focus properties,” that did not achieve the economic occupancy levels we had targeted upon commencement of the 2006-2007 academic year.  Same store revenues, excluding the focus properties, increased 4.1% over the comparable period in the prior year.

As previously discussed in connection with the Company’s third quarter of 2006 results, the Company experienced increases in property operating expenses, primarily as a result of increases in utility expenses, payroll expenses, bad debt expenses relating to uncollected rents, and repairs and maintenance expenses experienced throughout the Company’s entire student housing portfolio. Management has implemented, and is continuing to monitor, new policies and procedures relating to these expense areas that are designed to improve operating results in future periods.

Student Housing Summary

During the fourth quarter of 2006, the Company acquired 12 student housing properties, including a portfolio of 11 properties from Capstone Development Corporation, containing a total of 2,442 units/7,758 beds.  The aggregate purchase price for these 12 properties was approximately $247.1 million, including the placement of approximately $190.0 million in new 10-year, interest-only mortgage debt at a fixed rate of 5.84%.

As of December 31, 2006, the Company provided management services for 18 student housing properties owned by others, containing a total of 3,053 units and 9,900 beds, including 51 units and 279 beds currently under construction.

For the three months ended December 31, 2006, net income relating to the Company’s student housing — owned properties segment was $233,000 based on total revenues of approximately $55.3 million, as compared to net income of approximately $3.8 million based on total revenues of approximately $41.0 million for the three months ended December 31, 2005. Revenues for the same store properties were $41.5 million for the three months ended December 31, 2006, as compared to approximately $41.9 million for the three months ended December 31, 2005, representing a 0.9% decrease in revenues.

For the year ended December 31, 2006, net loss relating to the Company’s student housing segment was approximately $4.3 million based on total revenues of approximately $189.1 million, as compared to net income of $2.8 million based on total revenues of approximately $132.0 million for the year ended December 31, 2005.  Revenues for the same store properties were approximately $91.1 million for the year ended December 31, 2006, as compared to approximately $93.3 million for the year ended December 31, 2005, representing a 2.4% decrease in revenues.

As of December 31, 2006, the Company owned or had ownership interests in 77 student housing properties containing a total of 14,432 units and 46,696 beds.  The Company also owned seven undeveloped or partially developed parcels of land held for development as student housing properties.  As of March 13, 2007, occupancy of the Company’s total student housing portfolio was approximately 93.0%, and pre-leasing for the 2007-2008 academic year was at approximately 48.0%, representing an approximately 3.5% increase over pre-leasing rates during early March 2006.

Military Housing Summary

As of December 31, 2006, the Company earned fees for providing development, construction/renovation and management services to nine military housing projects, encompassing 21 military bases totaling 17,489 end-state housing units.

On October 23, 2006 the Department of the Army announced that GMH’s military housing division was selected to design, construct and manage single soldier housing at Fort Bliss, El Paso, Texas and Fort Stewart, Hinesville, Georgia. These two projects are among the first unaccompanied personnel housing privatization projects planned by the Army.

On November 30, 2006, the Company announced an expansion of its Fort Carson military housing privatization project located in Colorado Springs, CO. The expansion includes an additional three-year development period and will add 396 new homes to the total end-state housing units to the Fort Carson project. Upon completion, Fort Carson will have an aggregate of 3,060 end-state housing units. Total project costs for the additional three-year development period are estimated to be approximately $124.3 million, and financing for the design, development and construction/renovation of the housing units has been secured by the project.

For the three months ended December 31, 2006, net income relating to the military housing segment was approximately $5.5 million based on total revenues of approximately $23.6 million, as compared to net income of approximately $5.7 million based on total revenues of approximately $24.4 million for the three months ended December 31, 2005.

For the year ended December 31, 2006, net income relating to the military housing segment was approximately $21.7 million based on total revenues of approximately $93.7 million, as compared to net income of approximately $17.7 million based on total revenues of approximately $82.4 million for the year ended December 31, 2005.

Capital Market Activity

On October 2, 2006, the Company announced the completion of a new $250 million secured, revolving line of credit with Wachovia Bank, N.A. Simultaneous with the placement of this new facility, the Company used approximately $128 million in initial advance funds to repay the outstanding indebtedness under, and terminate the Company’s former syndicated credit facility, with Bank of America, N.A., as Administrative Agent.  In addition, the new line was drawn upon to fund fourth quarter 2006 acquisitions and dividend distributions for the third and fourth quarters of 2006.

In December 2006, upon conclusion of the Company’s Special Committee activities, management outlined a number of strategic initiatives to begin in early 2007, including the identification of currently-owned student housing properties that may be sold, refinanced and/or placed into a joint venture in order to raise proceeds to repay the Wachovia line of credit. In early March 2007, the Company announced that it had completed the refinancing portion of this strategic plan, placing an aggregate of $90.0 million in mortgage indebtedness on four properties. The loans provide for a 10-year interest-only term and bear a fixed interest rate of 5.6%.  The Company used net proceeds of approximately $73.6 million to repay outstanding indebtedness under its line of credit, reducing the Company’s balance under the line from approximately $211 million to $138 million and replacing LIBOR-based debt at a rate of 7.32% to fixed-rate debt at 5.6%.  As of the date of this release, the Company also had letters of intent covering the sale of seven student housing properties and a letter of intent with an institutional investor to form a joint venture covering an additional six currently-owned properties. The Company expects the net proceeds from these transactions will be sufficient to repay the remaining indebtedness under its line of credit by the initial maturity date on June 1, 2007.  In addition, management is continuing its discussions with several financial institutions regarding a replacement line of credit in the range of $50-100 million.

Recent Developments

•                              On February 7, 2007, the Company announced that it finalized agreements with the Department of the Air Force to be the private sector developer for the Air Education and Training Command (AETC) Group 1 Military Housing Privatization project. The 50-year term of the project commences with a five-year Initial Development Period (IDP) that includes the design, construction and/or renovation of, as well as the overall management, maintenance and operational responsibilities for, a total of 2,875 end-state housing units located at four Air Force bases. IDP costs for this project are approximately $337.1 million.

•                              On February 26, 2007, the Company announced it was selected by The Department of the Navy to enter into exclusive negotiations for the design, construction, management and maintenance of the military family housing at 11 Southeast Region Navy bases in five states.  This initiative is one of the largest public-private venture housing initiatives to date and includes 5,501 end-state housing units and a 50-year project term and a 6-year IDP. IDP costs for the project are valued in excess of $700 million.

•                              On March 9, 2007, the Company announced it was selected by the Department of the Army to enter into exclusive negotiations for the development, management and construction and renovation of approximately 628 end-state housing units at the U.S. Military Academy in West Point, NY. The project is expected to have a five-year IDP, with project costs in excess of $160 million.

Quarterly Dividend

The Company also announced today that its Board of Trustees has declared a regular quarterly dividend of $0.165 per share on its common shares of beneficial interest, payable on April 13, 2007 to shareholders of record at the close of business on March 29, 2007.

No Material Weaknesses To Be Identified In Management’s Report On Internal Control Over Financial Reporting

After evaluating and testing the effectiveness of the Company’s internal control over financial reporting as of the year ended December 31, 2006, management has determined that no material weaknesses have been identified. A complete version of management’s report on internal control over financial reporting, and an attestation report from the Company’s independent auditors, will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 to be filed by March 16, 2007.  As previously announced in connection with the Company’s 2005 year end results, management had identified a number of material weaknesses in the Company’s internal control over financial reporting as of December 31, 2005.  The Company outlined a number of remediation measures to address each of the identified material weaknesses, and has successfully implemented this remediation plan.

Update on 2007 Earnings Guidance

Although the Company has made substantial progress toward implementing its 2007 strategic initiatives, management has determined that it will not provide 2007 earnings guidance at this time. Mr. Holloway commented, “We understand that the investment community would like us to communicate our expectations for the year, but our first priority remains focusing on the execution of our strategy to repay our line of credit. Once our joint venture and sale transactions are completed, the Company will be in a better position to provide guidance for 2007. We have, however, considered our 2007 financial outlook with our Board in determining our first quarter dividend, and believe that our current dividend is sustainable.”

Webcast and Conference Call Details

Management will conduct a conference call and live audio webcast at 10:00 a.m. Eastern Standard Time on Thursday, March 15, 2007 to review the Company’s quarterly and year-end results.

The conference call dial-in number is 303-262-2139. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investor Relations section of the Company’s website at www.gmhcommunities.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast. A replay of the webcast also will be available at the Company’s website for 30 days following the call.

Supplemental Information

The Company will produce a supplemental information package that provides details regarding its operating performance, investing activities and overall financial position for the three months and year ended December 31, 2006. A copy of this supplemental information package will be available on the Company’s website at www.gmhcommunities.com under the Investor Relations section.

Non-GAAP Financial Measures

This press release contains non-GAAP (“Generally Accepted Accounting Principles”) information that is generally provided by most publicly traded REITs and that we believe may be of interest to the investment community. Reconciliations of all non-GAAP financial measures to GAAP financial measures are included in a schedule accompanying this press release.

About GMH Communities Trust

GMH Communities Trust (www.gmhcommunities.com) is a publicly-traded Maryland real estate investment trust (REIT). We are a self-advised, self- managed, specialty housing company focused on providing housing to college and university students residing off-campus and to members of the U.S. military and their families residing on or near bases throughout the United States. GMH Communities also provides property management services to third-party owners of student housing properties, including colleges, universities, and other private owners. The Company, based in Newtown Square, PA, employs more than 2,150 people throughout the United States.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are based on our current expectations, estimates and projections about future events and financial trends affecting us are “forward-looking statements.” Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate” or other comparable terminology. These statements include our discussion relating to the expected timing or our ability to fully execute upon our strategic initiatives for 2007; our ability to repay our existing line of credit or obtain a replacement line of credit under our currently expected terms or at all; our ability to implement improvements in our student housing operations;   and statements regarding future dividend distributions. These statements are inherently subject to risks and uncertainties, including the risks presented in our filings with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company	Gregory FCA	Financial Relations Board
Kathleen M. Grim	Greg Matusky	Joe Calabrese
610.355.8206	610.642.8253	212.827.3772
kgrim@gmh-inc.com	(General Media Contact)	(Analyst Info)

*******Financial Tables Follow *******

See Supplemental Information Package for Additional Financial Information

GMH COMMUNITIES TRUST
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value and number of shares)

	December 31, 2006	December 31, 2005
ASSETS
Real estate investments:
Student housing properties	$1,659,422	$1,210,255
Accumulated depreciation	66,855	29,039
	1,592,567	1,181,216
Corporate assets:
Corporate assets	9,427	8,178
Accumulated depreciation	1,002	565
	8,425	7,613
Cash and cash equivalents	22,539	2,240
Restricted cash	16,955	11,625
Accounts and other receivables, net:
Related party	17,131	19,191
Third party	2,762	2,925
Investments in military housing projects	37,987	37,828
Deferred contract costs	2,480	1,063
Deferred financing costs, net	5,103	4,088
Lease intangibles, net	2,468	3,201
Deposits	907	2,856
Other assets	4,666	4,105
Total assets	$1,713,990	$1,277,951
LIABILITIES AND BENEFICIARIES’ EQUITY
Mortgage notes payable	$1,028,290	$692,069
Line of credit	199,435	36,000
Accounts payable	3,213	5,566
Accrued expenses	27,257	21,253
Dividends and distributions payable	12,077	16,227
Other liabilities	28,446	21,337
Total liabilities	1,298,718	792,452
Minority interest	157,972	188,633
Commitments and Contingencies (Note 11)
Beneficiaries’ equity:
Common shares of beneficial interest, $0.001 par value; 500,000,000 shares authorized, 41,567,146 and 39,699,843 issued and outstanding at December 31, 2006 and 2005, respectively	42	40
Preferred shares—100,000,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	325,347	325,135
Cumulative earnings	1,324	6,310
Cumulative dividends	(69,413)	(34,619)
Total beneficiaries’ equity	257,300	296,866
Total liabilities and beneficiaries’ equity	$1,713,990	$1,277,951

GMH COMMUNITIES TRUST
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(in thousands, except share and per share information)

	For the year ended December 31, 2006 (Company)	For the year ended December 31, 2005 (Company)	Period from January 1 to November 1, 2004 (Predecessor)	Period from November 2 to December 31, 2004 (Company)
Revenue:
Rent and other property income	$189,041	$132,094	$11,453	$14,197
Expense reimbursements:
Related party	64,230	57,930	19,494	13,815
Third party	6,013	4,650	6,287	916
Management fees:
Related party	8,481	7,005	3,120	1,235
Third party	3,167	3,774	3,537	449
Other fee income—related party	21,635	18,321	4,899	3,561
Other income	564	378	509	406
Total revenue	293,131	224,152	49,299	34,579

Operating Expenses:
Property operating expenses	87,845	57,619	14,237	8,518
Reimbursed expenses	70,243	62,580	25,781	14,731
Real estate taxes	18,010	12,191	824	1,063
Administrative expenses	17,682	12,254	2,092	2,347
Audit Committee and Special Committee expenses	7,821	—	—	—
Profits interests and employee initial public offering bonus expense	—	—	37,502	—
Depreciation and amortization	43,830	34,188	3,264	3,890
Interest	55,333	31,025	2,852	3,220
Total operating expenses	300,764	209,857	86,552	33,769
(Loss) income before equity in earnings of unconsolidated entities, minority interest and income taxes	(7,633)	14,295	(37,253)	810
Equity in earnings of unconsolidated entities	3,523	3,073	—	—
(Loss) income before minority interest and income taxes	(4,110)	17,368	(37,253)	810
Income taxes	4,733	5,580	—	312
(Loss) income before minority interest	(8,843)	11,788	(37,253)	498
Minority interest	(3,857)	5,729	—	247
Net (loss) income	$(4,986)	$6,059	$(37,253)	$251
(Loss) Earnings per share—basic	$(0.12)	$0.19		$0.01
(Loss) Earnings per share—diluted	$(0.12)	$0.18		$0.01

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

Funds From Operations

Funds from operations, or FFO, is a widely recognized measure of REIT performance. Although FFO is not a generally accepted accounting principle, or GAAP, financial measure, we believe that information regarding FFO is helpful to shareholders and potential investors. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do. NAREIT defines FFO as net income (loss) before minority interest of unitholders, excluding gains (losses) on sales of depreciable operating property and extraordinary items (computed in accordance with GAAP), plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after adjustment for unconsolidated partnerships and joint ventures. The GAAP measure that we believe to be most directly comparable to FFO, net income (loss), includes depreciation and amortization expenses, gains or losses on property sales and minority interest. In computing FFO, we eliminate these items because, in our view, they are not indicative of the results from our property operations. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial tables included in the financial statements that we file with the Securities and Exchange Commission. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

Diluted funds from operations per share (“Diluted FFO per share”)

Diluted FFO per share is (1) FFO adjusted to add back any convertible preferred share dividends and any other changes in FFO that would result from the assumed conversion of securities that are convertible or exchangeable into common shares divided by (2) the sum of the (a) weighted average common shares outstanding during a period, (b) weighted average common units outstanding during a period and (c) weighted average number of potential additional common shares that would have been outstanding during a period if other securities that are convertible or exchangeable into common shares were converted or exchanged. However, the computation of Diluted FFO per share does not assume conversion of securities that are convertible into common shares if the conversion of those securities would increase Diluted FFO per share in a given period. The Company believes that Diluted FFO per share is useful to investors because it provides investors with a further context for evaluating its FFO results in the same manner that investors use earnings per share in evaluating net income available to common shareholders. In addition, since most equity REITs provide Diluted FFO per share information to the investment community, the Company believes Diluted FFO per share is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that diluted EPS is the most directly comparable GAAP measure to Diluted FFO per share. Diluted FFO per share, as it is based on FFO, has most of the same limitations as FFO (described above); management compensates for these limitations by using the measure simply as a supplemental measure that is weighed in the balance with other GAAP and non-GAAP measures.

The following table presents a reconciliation of FFO to net income (loss), and FFO per diluted share to diluted Earnings (loss) per share, for the three months and twelve months ended December 31, 2006 (in thousands, except for per share data):

	Three months ended	Twelve months ended
	December 31, 2006	December 31, 2006

FUNDS FROM OPERATIONS (FFO):
Net loss	$(1,293)	$(4,986)

Add:
Minority interest	(1,028)	(3,857)
Depreciation on real property	11,062	37,816
Amortization of lease intangibles	1,055	5,167
FFO	$9,796	$34,140

FFO per share/unit - basic	$0.13	$0.47
Weighted-average shares/units outstanding - basic	73,119,138	72,514,791

FFO per share/unit - fully diluted	$0.13	$0.47
Weighted-average shares/units outstanding - fully diluted	73,129,171	73,344,995

EPS - basic	$(0.03)	$(0.12)
Weighted-average shares outstanding - basic	41,494,521	40,889,508

EPS - fully diluted	$(0.03)	$(0.12)
Weighted-average shares outstanding - fully diluted	73,129,171	73,344,995

The following table presents a reconciliation of FFO to net income (loss), and FFO per diluted share to diluted Earnings (loss) per share, for the three months and twelve months ended December 31, 2005 (in thousands, except for per share data):

	Three months ended	Twelve months ended
	December 31, 2005	December 31, 2005

FUNDS FROM OPERATIONS (FFO):
Net loss	$3,820	$6,059

Add:
Minority interest	3,546	5,729
Depreciation on real property	7,709	25,275
Amortization of lease intangibles	1,281	8,235
FFO	$16,356	$45,298

FFO per share/unit - basic	$0.23	$0.72
Weighted-average shares/units outstanding - basic	70,994,502	63,262,909

FFO per share/unit - fully diluted	$0.22	$0.69
Weighted-average shares/units outstanding - fully diluted	73,647,136	65,609,352

EPS - basic	$0.10	$0.19
Weighted-average shares outstanding - basic	39,367,185	32,623,564

EPS - fully diluted	$0.10	$0.18
Weighted-average shares outstanding - fully diluted	73,647,136	65,609,352